Exhibit 99.1

PEPPERLIME HEALTH ACQUISITION CORPORATION

BALANCE SHEET

	October 19, 2021	Pro Forma Adjustments		As Adjusted
		(Unaudited)		(Unaudited)
Assets
Current assets:
Cash	$3,016,119	$20,000,000	(a)	$3,016,119
		600,000	(b)
		(400,000)	(c)
		(20,200,000)	(e)
Restricted cash	10,000	-		10,000
Prepaid expenses	26,800	-		26,800
Total current assets	3,052,919	-		3,052,919
Cash held in Trust Account	151,500,000	20,200,000	(e)	171,700,000
Total assets	$154,552,919	$20,200,000		$174,752,919

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$126,378	$-		$126,378
Accrued expenses	475,750	-		475,750
Due to related party	200,653	-		200,653
Total current liabilities	802,781	-		802,781
Deferred underwriting commissions	5,250,000	700,000	(d)	5,950,000
Total Liabilities	6,052,781	700,000		6,752,781

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 15,000,000 and 17,000,000 shares subject to possible redemption at $10.10 per share, actual and as adjusted, respectively	151,500,000	19,060,000	(a)	171,700,000
		(381,200)	(c)
		(667,100)	(d)
		2,188,300	(f)
Shareholders' Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-		-
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,312,500 and 4,250,000 shares issued and outstanding, actual and as adjusted, respectively (1)	431	(6)	(g)	425
Additional paid-in capital	-	940,000	(a)	7,136,825
		600,000	(b)
		(18,800)	(c)
		(32,900)	(d)
		5,648,519	(f)
		6	(g)
Accumulated deficit	(3,000,293)	(7,836,819)	(f)	(10,837,112)
Total shareholders' equity	(2,999,862)	(700,000)		(3,699,862)
Total liabilities and shareholders' equity	$154,552,919	$20,200,000		$174,752,919

(1) This number includes up to 562,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On October 29, 2021, the underwriter partially exercised the over-allotment option to purchase an additional 2,000,000 Units and terminated the over-allotment option to purchase the additional 250,000 Units; thus, 62,500 Class B ordinary shares have been forfeited.

The accompanying notes are an integral part of the financial statement.

NOTE 1 - CLOSING OF OVER-ALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the unaudited Balance Sheet of PepperLime Health Acquisition Corporation (the “Company”) as of October 19, 2021, adjusted for the closing of the underwriter’s over-allotment option and related transactions which occurred on October 29, 2021 as described below.

The Company consummated its initial public offering (the “IPO”) of 15,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $150.0 million. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment. Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment.

The Company granted the underwriter in the IPO a 45-day option to purchase up to 2,250,000 Units, at $10.00 per Unit, to cover over-allotments, if any. On October 29, 2021, the Company issued an additional 2,000,000 units (the “Over-Allotment Units”) pursuant to the partial exercise by the underwriters of their over-allotment option in connection with the IPO, generating gross proceeds of $20.0 million (the “Over-Allotment”). The Company incurred additional offering costs of $1.1 million in connection with the Over-Allotment (of which $700,000 was for deferred underwriting fees).

Simultaneously with the closing of the IPO on October 19, 2021, the Company completed a private placement (the “Private Placement”) of an aggregate of 7,500,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to PepperOne LLC, a Cayman Islands limited liability company (“Sponsor”), generating gross proceeds of $7.5 million. On October 29, 2021, simultaneously with the issuance and sale of the Over-Allotment Units, the Company consummated the sale of an additional 600,000 Private Warrants at $1.00 per Private Placement Warrant (the “Additional Private Placement Warrants”), generating additional gross proceeds of $600,000.

Upon the closing of the IPO, the Over-Allotment and the Private Placement, approximately $171.7 million ($10.10 per Unit) of the net proceeds of the sale of the Units and the Private Placement Warrants were placed in a  trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and will be invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, or the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

In addition, the Sponsor agreed to forfeit up to an aggregate of 562,500 Founder Shares to the extent that the option to purchase additional Units was not exercised in full by the underwriters. The underwriters partially exercised their over-allotment option on October 29, 2021 to purchase an additional 2,000,000 Units and terminated the remaining unexercised over-allotment option on 250,000 Units; thus, 62,500 Founder Shares were forfeited by the Sponsor.

Unaudited Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option and the sale of the Private Placement Warrants described above are as follows:

	Pro Forma Entries	Debit	Credit
(a)	Cash	$20,000,000
	Additional paid-in capital		$940,000
	Class A ordinary shares subject to possible redemption		$19,060,000
	To record sale of 2,000,000 Additional Units at $10.00 per Unit

(b)	Cash	$600,000
	Additional paid-in capital		$600,000
	To record sale of 600,000 Private Placement Warrants at $1.00 per additional Private Placement Warrant

(c)	Additional paid-in capital	$18,800
	Class A ordinary shares subject to possible redemption	$381,200
	Cash		$400,000
	To record payment of 2% of cash underwriting fee on overallotment option

(d)	Additional paid-in capital	$32,900
	Class A ordinary shares subject to possible redemption	$667,100
	Deferred underwriting commissions		$700,000
	To record additional deferred underwriting fee on overallotment option

(e)	Trust account	$20,200,000
	Cash		$20,200,000
	To deposit $10.10 per Unit to Trust Account

(f)	Accumulated deficit	$7,836,819
	Additional paid-in capital		$5,648,519
	Class A ordinary shares subject to possible redemption		$2,188,300
	To record accresstion for Class A ordinary shares subject to possible redemption

(g)	Class B ordinary shares	$6
	Additional paid-in capital		$6
	To record the forfeiture of 62,500 Class B ordinary shares